Exhibit T3B.2.98

THIRD AMENDED AND RESTATED OPERATING AGREEMENT

OF

Design Rx, LLC

The undersigned, the sole member of Design Rx, LLC, a Wyoming limited liability company (the “Company”), does hereby execute this Operating Agreement of the Company (this “Agreement”) effective the 23rd day of December, 2010, under the name of the Company. The Company was formed on July 6, 2004, under and pursuant to the provisions of the Wyoming Limited Liability Company Act set forth in Title 17, Chapter 25 of the Wyoming Statutes (as amended from time to time, the “Act”).

I

Principal Office; Registered Office and Registered Agent

The principal office of the Company shall be located at 2181 E. Aurora Road, Twinsburg, Ohio 44087, or at such other place or places as the Member may from time to time determine (the “Principal Office”). The registered agent of the Company in the State of Wyoming is CT Corporation System (the “Registered Agent”) and the Registered Agent’s office is located at 1720 Carey Avenue, Cheyenne, WY 82001 (the “Registered Office”).

II

Purpose and Powers

The purpose for which the Company is organized is to conduct any lawful business purpose as set forth in the Act. The Company shall have the power and authority to do all things necessary to carry out its purpose, including, without limitation, the powers set forth in the Act.

III

Duration of the Company

The Company commenced upon the filing of the Articles of Organization of the Company with the Secretary of State of the State of Wyoming, and shall continue in perpetuity thereafter unless the Company is dissolved, wound up and terminated sooner by operation of law or by decision of the Member.

IV

Member

Design Rx Holdings Corporation, shall be, and is, hereby admitted to the Company as the sole member of the Company (the “Member”).

V

Capital Contributions

The Member has contributed all of the capital of the Company and may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company. The Member owns a 100% undivided limited liability company interest in the Company. The Member may loan funds to the Company on such terms and conditions as the Member may desire. All capital contributions and loans made by the Member and any future Members shall be recorded on the books and records of the Company.

VI

Management

All Company decisions and actions shall be decided by the Member. The Member may select a president, such number of vice presidents as it may from time to time determine, a secretary, a treasurer, and such other officers as the Member may from time to time elect or appoint for the purpose of carrying out the directives of the Member and carrying on the day-to-day business of the Company.

The initial officers of the Company are as follows:

The initial officers of the Company are:

Kevin Nagle – President

Barry Katz – Chief Operating Officer
Gene Samuels – Secretary

Tom Welsh – Chief Financial Officer
Kim Kirkbride – Controller

Robert Crist – Senior Vice President
Rodney Koford – Senior Vice President
James Knowles – Senior Vice President
Brian Bingham – Vice President

Each officer and agent shall hold office for the term for which he is elected or appointed and until his successor has been elected or appointed and qualified or until his earlier resignation or removal in accordance with this Agreement. Any two or more offices may be held by the same person, except the offices of President and Secretary.

Any officer or agent elected or appointed by the Member may be removed by the Member whenever in its judgment the best interests of the Company will be served thereby, subject to any contract rights of such person. Election or appointment of any officer or agent shall not of itself create contract rights.

Any vacancy occurring in any office may be filled by the Member.

The officers shall have such authority and perform such duties in the management of the Company as are provided in this Agreement or as may be determined by the Member.

To the fullest extent permitted by law, the Company shall defend, indemnify, and save harmless the officers of the Company (each an “Indemnified Person”) for all loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) incurred by reason of any demands, claims, suits, actions, or proceedings arising out of (a) the Indemnified Person’s relationship to the Company or (b) such Indemnified Person’s capacity as an officer, except for such loss, liability, damage, cost, or expense as arises out of the theft, fraud, willful misconduct, or gross negligence by such Indemnified Person. To the fullest extent permitted by law, expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and not less often than monthly upon receipt of an undertaking by and on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI shall continue for a person who has ceased to be an officer and inures to the benefit of the heirs, executors and administrators of such a person.

The Company may obtain, at the expense of the Company, directors and officers insurance coverage in an amount and on such terms as determined by the Member.

VII
Banking

All funds of the Company shall be deposited in one or more Company checking accounts as shall be designated by the Member, and the Member is authorized to sign any such checks or withdrawal forms.

VIII
Books

The Company books shall be maintained at the Principal Office. The books shall be kept on a calendar year basis, and shall be closed and balanced at the end of each such calendar year.

IX

Authorization to Qualify to do Business as Foreign Limited Liability Company

The Member is hereby authorized, where it is necessary or expedient for the Company to transact business, to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices and to execute and file all necessary certificates, reports, powers of attorney and other instruments as may be required by the laws of such state, territory, dependency or country to authorize the Company to transact business therein, and whenever it is expedient for the Company to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to execute and file such certificates, reports, revocations of appointment or surrenders of authority as may be necessary to terminate the authority of the Company to do business in any such state, territory, dependency or country.

X

Transfers of Interests in the Company

Limited liability company interests in the Company shall be freely transferable. Notwithstanding any other provision of this Agreement, upon any assignment by a Member of all of its limited liability company interests in the Company, at the effective date of such assignment, the assignee shall automatically be admitted to the Company as a member of the Company and, immediately following such admission of the assignee, the assigning Member shall cease to be a member of the Company. Notwithstanding any other provision of this Agreement, upon any such assignment, the business of the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, upon such an assignment, the assignee shall be bound by this Agreement as a member of the Company.

XI

Amendments

This Agreement may be amended pursuant to a written agreement executed and delivered by the Member.

XII
Governing Law

This Agreement shall be governed by and construed under the laws of the State of Wyoming (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the Member has hereunto set its hand effective the day and year first above written.

DESIGN RX HOLDINGS CORPORATION

By:	/s/ Thomas J. Welsh
Thomas J. Welsh, Chief Financial Officer

Signature Page to Design Rx Operating Agreement